EXHIBIT 99.1

Administrative Offices
1000 Truxtun Avenue	Phone: (661) 281-0360
Bakersfield, CA 93301	Fax: (661) 281-0366

News Release

San Joaquin Bancorp – Profits Up as Loan Growth Continues

BAKERSFIELD, Calif., October 18, 2007 (Business Wire):

San Joaquin Bancorp (OTCBB: SJQU), a bank holding company with $797 million in assets, today announced financial results for the 3rd quarter ended September 30, 2007.

Net income after tax for the 3rd quarter of 2007 was $2.35 million compared to $1.92 million reported for the 3rd quarter of 2006, an increase of 22.4% . The increase was primarily due to a reduction in the provision for loan loss expense of $375,000 for the 3rd quarter of 2007 compared to the 3rd quarter of 2006. Earnings per share (EPS) for the 3rd quarter of 2007 were $0.64 per diluted share compared to $0.52 per diluted share reported in the 3rd quarter of 2006, an increase of 23.1% .

For the nine months ended September 30, 2007, net income after tax was $6.92 million, an increase of 3.2% compared to $6.71 million reported for the nine months ended in 2006. Year-to-date EPS in 2007 were $1.87 per diluted share compared to $1.81 per diluted share reported for the same period in 2006, an increase of 3.3% .

Total loan and deposit growth continued to exceed management’s expectations for 2007 with total loans, net of unearned fees, up 23% and total deposits up 21%. Total loans, net of unearned fees, increased by $116 million to $622 million at September 30, 2007 compared to $506 million at September 30, 2006. Total deposits at September 30, 2007 were $697 million as compared to $575 million at September 30, 2006, an increase of $122 million. Overall, total assets grew by $86 million or 12% to $797 million at September 30, 2007 compared to $711 million at September 30, 2006.

Bart Hill, President said, “We are pleased with the results as we continue to execute strategies aimed at increasing profitability and shareholder value. Loans have continued to show healthy growth while credit quality remains high. We also are gaining momentum in deposit growth in Kern County with our market share increasing from 10.6% to 12.3% during the last 12 months.”

Highlights for the Quarter:

  Loans, net of unearned fees - up 23.0% to $622 million
  Deposits - up 21.2% to $697 million
  Assets - up 12.1% to $797 million
  Net income – up 22.4% to $2.35 million

Income Statement

Total interest income for the 3rd quarter of 2007 was $14.4 million compared to $12.2 million reported for the same quarter 2006, an increase of $2.2 million, or 18.0% . The annualized yield on average earning assets increased from 7.37% to 7.78% for the year-to-date periods ended September 30, 2006 and 2007, respectively. Of the increase in yield, annualized loan yield year to date increased from

8.52% in 2006 to 8.58% in 2007. The annualized yield on investments, including federal funds sold and interest-bearing balances, increased to 4.40% for the year-to-date period ended September 30, 2007, compared to 4.23% for same period in 2006, due primarily to maturities of lower yielding investments. Average earning assets as a percent of total average assets increased slightly to 92.8% at 3rd quarter ended 2007 compared to 92.4% at 3rd quarter end in 2006.

Interest expense for the 3rd quarter of 2007 was $6.5 million compared to $4.9 million for the 3rd quarter of 2006, an increase of 32.7% . Average interest-bearing liabilities as a percent of total average assets were 70.3% at September 30, 2007 compared to 66.2% at September 30, 2006 with the increase due primarily to increases in savings and time deposit balances.

Net interest margin decreased for the year-to-date period from 4.68% through September 2006 to 4.27% through September 2007. The decrease is primarily due to increased interest expense related to the increase in interest-bearing liabilities.

Non-interest income was $739,000 for the 3rd quarter of 2007 compared to $725,000 for the same period in 2006, an increase of $14,000 or 1.9% . The increase was due mainly to additional service charges on deposits and other income.

Non-interest expense increased slightly on a quarterly basis for the 3rd quarter to $4.2 million in 2007 from $3.8 million in 2006, an increase of approximately 9.1% . The bank’s efficiency ratio, the measure of operating expense as a percent of net interest income plus non-interest income, increased from 47.0% through the end of the 3rd quarter in 2006 to 48.6% through September 30, 2007.

Annualized return on average assets (ROAA) was 1.22% for the year-to-date period ending September 30, 2007 compared to 1.35% in the same period in 2006. Annualized return on average equity (ROAE) was 21.1% for the year-to-date period ended September 30, 2006 compared to 18.9% through September 30, 2007.

Balance Sheet

Total loans, net of unearned fees, were $622 million at September 30, 2007 compared to $506 million at the end of the 3rd quarter of 2006, an increase of 23.0% . The anticipated increase is primarily attributable to growth in construction loans, loans secured by farmland, and loans to finance commercial real estate.

Total investment securities were $118 million at September 30, 2007 compared to $149 million at September 30, 2006. The decrease of $31 million or 20.8% is due to normal maturities and payments. Proceeds made available from maturities have been used to fund new higher yielding loans and/or pay down non-core funding sources, primarily Federal Home Loan Bank (FHLB) advances.

Total deposits were $697 million at 3rd quarter end 2007 as compared to $575 million for the same quarter end in 2006, an increase of $122 million, or 21.2% . Of the increase, interest-bearing deposits increased $136 million while non-interest bearing deposits decreased by $14 million.

Non-core funding, which consists of time deposits of $100,000 or more, FHLB advances, and other borrowings, decreased from $109.1 million in 2006 to $91.4 million in 2007 for the comparative 3rd quarters due to increased core funding from savings and time deposits. Net non-core funding accounted for approximately 6.5% of total funding needs at September 30, 2007 compared to 13.8% at September 30, 2006.

Asset Quality

For the 3rd quarter 2007, the Company had net recoveries of loans previously charged off of $7,000 compared to net recoveries of $54,000 in the 3rd quarter of 2006. Net loan charge offs were $22,000 for the nine months ending September 30, 2007 compared to net recoveries of previously charged-off loans of $66,000 for the same period in 2006. The allowance for loan losses was $9.1 million or 1.46% of loans at September 30, 2007 compared to $8.2 million or 1.62% of loans at September 30, 2006.

Nonperforming and restructured loans were $4,861,000 at September 30, 2007, compared to $330,000 at September 30, 2006. The percentage of nonperforming and restructured loans to total loans, net of unearned income, was 0.78% at the end of the 3rd quarter of 2007 compared to 0.07% at the end of the 3rd quarter in 2006. Primarily all nonperforming and restructured loans were well-secured at the end of each period reported.

Total nonperforming and restructured assets were the same as nonperforming and restructured loans of $4,861,000 at September 30, 2007, compared to $330,000 at September 30, 2006. Nonperforming and restructured assets as a percentage of total assets were 0.61% and 0.05% at the end of the 3rd quarters of 2007 and 2006, respectively. The Company had no foreclosed assets at either reporting date.

San Joaquin Bancorp assesses and manages credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies of its wholly-owned bank subsidiary, San Joaquin Bank. The Company believes that the Bank’s ability to identify and assess risk and return characteristics of the loan portfolio is critical for profitability and growth of the consolidated group. The Company, through the Bank, emphasizes credit quality in the loan approval process, active credit administration and regular monitoring. The Bank has designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Capital

Total shareholders’ equity at September 30, 2007 increased to $52.7 million compared to $45.6 million at September 30, 2006. Capital ratios for the Bank remain above the well-capitalized guidelines established by bank regulatory agencies.

Additional Information

San Joaquin Bancorp is a bank holding company formed in 2006 and is subject to the regulatory oversight of the Board of Governors of the Federal Reserve System. San Joaquin Bank, wholly-owned by San Joaquin Bancorp, is an insured state-chartered member bank of the Federal Reserve System. The Bank was established in 1980 and is headquartered in Bakersfield, California. San Joaquin Bank is a full-service, community bank with three banking offices in Bakersfield and one in Delano. San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. The Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

FORWARD-LOOKING INFORMATION:

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about San Joaquin Bancorp for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company’s internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under “Risk Factors” in our most recent quarterly report on Form 10-Q and annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

San Joaquin Bancorp and Subsidiaries
Consolidated Balance Sheet (unaudited)

	As of September 30
	2007	2006

ASSETS
Cash and due from banks	$ 24,431,000	$ 30,416,000
Interest-bearing deposits in banks	634,000	2,037,000
Federal funds sold	2,800,000	-

Total cash and cash equivalents	27,865,000	32,453,000

Investment securities
Held to maturity	111,038,000	141,881,000
Available-for-sale	7,032,000	7,034,000

Total Investment Securities	118,070,000	148,915,000

Loans, net of unearned income	621,579,000	505,546,000
Less: allowance for loan losses	(9,063,000)	(8,199,000)

Net Loans	612,516,000	497,347,000

Premises and equipment	9,129,000	7,707,000
Investment in real estate	973,000	659,000
Interest receivable and other assets	28,478,000	23,785,000

TOTAL ASSETS	$ 797,031,000	$ 710,866,000

LIABILITIES
Deposits:
Noninterest-bearing	$ 158,226,000	$ 172,117,000
Interest-bearing deposits	539,045,000	403,325,000

Total Deposits	697,271,000	575,442,000

Short-term borrowings	16,600,000	65,600,000
Long-term debt	17,090,000	7,108,000
Accrued interest payable and other liabilities	13,345,000	17,100,000

Total Liabilities	744,306,000	665,250,000

SHAREHOLDERS' EQUITY
Common stock, no par value - 20,000,000 shares authorized;
3,534,022 and 3,479,722 issued and outstanding
at September 30, 2007 and 2006, respectively	10,871,000	10,308,000
Additional paid-in capital	359,000	104,000
Retained earnings	42,958,000	35,321,000
Accumulated other comprehensive income (loss)	(1,463,000)	(117,000)

Total Shareholders' Equity	52,725,000	45,616,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 797,031,000	$ 710,866,000

San Joaquin Bancorp and Subsidiaries
Consolidated Statement of Income (unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2007	2006	2007	2006

INTEREST INCOME
Loans (including fees)	$ 13,037,000	$ 10,558,000	$ 36,682,000	$ 28,742,000
Investment securities	1,363,000	1,610,000	4,307,000	4,859,000
Fed funds & other interest-bearing balances	22,000	22,000	149,000	365,000

Total Interest Income	14,422,000	12,190,000	41,138,000	33,966,000

INTEREST EXPENSE
Deposits	6,125,000	4,212,000	17,133,000	11,165,000
Short-term borrowings	106,000	526,000	506,000	805,000
Long-term borrowings	311,000	189,000	922,000	421,000

Total Interest Expense	6,542,000	4,927,000	18,561,000	12,391,000

Net Interest Income	7,880,000	7,263,000	22,577,000	21,575,000
Provision for loan losses	225,000	600,000	675,000	1,130,000

Net Interest Income After Loan Loss Provision	7,655,000	6,663,000	21,902,000	20,445,000

NONINTEREST INCOME
Service charges & fees on deposits	228,000	200,000	660,000	591,000
Other customer service fees	281,000	317,000	899,000	949,000
Other	230,000	208,000	785,000	694,000

Total Noninterest Income	739,000	725,000	2,344,000	2,234,000

NONINTEREST EXPENSE
Salaries and employee benefits	2,543,000	2,445,000	7,457,000	7,008,000
Occupancy	269,000	245,000	738,000	681,000
Furniture & equipment	298,000	257,000	799,000	780,000
Promotional	158,000	131,000	495,000	433,000
Professional	343,000	305,000	1,060,000	885,000
Other	580,000	458,000	1,569,000	1,405,000

Total Noninterest Expense	4,191,000	3,841,000	12,118,000	11,192,000

Income Before Taxes	4,203,000	3,547,000	12,128,000	11,487,000
Income Taxes	1,851,000	1,625,000	5,204,000	4,777,000

NET INCOME	$ 2,352,000	$ 1,922,000	$ 6,924,000	$ 6,710,000

Basic Earnings per Share	$ 0.67	$ 0.55	$ 1.96	$ 1.93

Diluted Earnings per Share	$ 0.64	$ 0.52	$ 1.87	$ 1.81

San Joaquin Bancorp and Subsidiaries
Financial Highlights (unaudited)

(data in thousands except per share data)	---Nine Months---		% Variance

(unaudited)	2007	2006	2007 vs. 2006

Net Interest Income	$ 22,577	$ 21,575	4.6%
Non Interest Income	$ 2,344	$ 2,234	4.9%
Addition to Provision for Loan Losses	$ 675	$ 1,130	-40.3%
Net Income	$ 6,924	$ 6,710	3.2%
Total Assets	$ 797,031	$ 710,866	12.1%
Total Loans, Net of Unearned Income	$ 621,579	$ 505,546	23.0%
Total Deposits	$ 697,271	$ 575,442	21.2%
Total Shareholders’ Equity	$ 52,725	$ 45,616	15.6%
Basic Earnings per Share	$ 1.96	$ 1.93	1.6%
Diluted Earnings per Share	$ 1.87	$ 1.81	3.3%
Book Value per Share	$ 14.92	$ 13.11	13.8%

Key Ratios:
Annualized Return on Average Equity	18.91%	21.11%
Annualized Return on Average Assets	1.22%	1.35%
Annualized Net Interest Margin	4.27%	4.68%
Efficiency Ratio	48.63%	47.01%

San Joaquin Bancorp Contact Information:

Bart Hill President (661) 281-0300

Stephen M. Annis

Executive Vice President & Chief Financial Officer (661) 281-0360

Company Website: www.sjbank.com